Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVROBIO, INC.

AVROBIO, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. That the Fourth Amended and Restated Certificate of Incorporation of the Corporation that was filed with the Secretary of State of Delaware on June 25, 2018 (the “Amended and Restated Certificate”) is hereby amended to add a new Article X thereto to read in its entirety as follows:

ARTICLE X

An Officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an Officer, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit or (d) in any action by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article X, “Officer” shall have the meaning set forth in Section 102(b)(7) of the DGCL.

Any amendment, repeal or modification of this Article X by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, or the adoption of any provision of this Certificate inconsistent with this Article X, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption with respect to any acts or omissions occurring before such amendment, repeal, modification or adoption of a person serving as an Officer at the time of such amendment, repeal, modification or adoption. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article X.

2. That the foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. That the foregoing amendment shall become effective at 4:01 p.m. eastern on June 20, 2024.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 20th day of June, 2024.

AVROBIO, INC.

By:	/s/ Erik Ostrowski
Erik Ostrowski
President, Interim Chief Executive Officer, Chief Financial Officer and Treasurer